STRATEGIC STORAGE TRUST, INC. BUYS TWO SELF STORAGE PROPERTIES IN PHOENIX & TEMPE – ALL CASH

     PHOENIX, Ariz. – May 7, 2010 - Strategic Storage Trust, Inc. (SSTI) – a publicly-registered non-traded REIT targeting the self storage market – recently acquired two self-storage facilities totaling approximately 880 units and 128,500 net rentable square feet in Tempe and Phoenix, Ariz., in an all-cash transaction.

     “These additions to our growing portfolio are especially attractive because of the potential for added value through renovation,” said H. Michael Schwartz, SSTI’s Chairman and CEO. “We plan to make significant capital expenditures to improve the properties, including new roofs, door replacement, drive lanes, painting and new signage.” Both properties will be rebranded under the SmartStop Self Storage trade name.

     The Phoenix property, located at 3636 East Washington Street, contains approximately 73,000 rentable square feet on 3.33 acres, comprised of approximately 440 units. The property is located just south of the Loop 202 (Red Mountain Freeway), east of Interstate 10 (Papago Freeway) and west of State Route 143 (Hohokam Expressway).

     The Tempe property, located at 1135 West Broadway Road, contains approximately 55,500 rentable square feet on 2.76 acres with approximately 440 units. The Tempe property is located east of Interstate 10 (Maricopa Freeway) and to the southeast of the Phoenix property.

     Both properties are located within Maricopa County, part of the Phoenix-Mesa metropolitan area. Phoenix is currently the fifth largest city in the United States, with its 2007 population estimated at more than 1.5 million people. The property in Phoenix is about one-half mile north of the Phoenix Sky Harbor International airport, while the Tempe site is three miles to the southeast near Arizona State University. Maricopa County is the fourth most populous county in the nation. About 60% of Arizona’s population resides in Maricopa County. The county has a population of nearly four million, which is expected to double by the year 2020. Historically, employment has grown by over 170% over the last 20 years in Phoenix, compared with 50% nationally.

     “We look forward to working with these value-added opportunities that strengthen our position in the Phoenix market,” said Wayne Johnson, Senior Vice President of Acquisitions for SSTI. “Strategic Storage Trust already owns two self-storage facilities in the area. We are searching for additional locations to make management of this portfolio more efficient.” Last month, SSTI acquired an approximately 570-unit self storage property in nearby Mesa, Ariz. The company also owns a property located at 2727 West Missouri Avenue in Phoenix, which contains approximately 520 units.

     Since the launch of SSTI two years ago, SSTI’s portfolio of wholly-owned properties has expanded to include 33 properties in 14 states (Alabama, Arizona, California, Florida, Georgia, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia). Bill Alter with R&G Commercial brokered the transaction with a regional partnership.

About Strategic Capital Holdings, LLC and Strategic Storage Trust, Inc.

Strategic Capital Holdings, LLC (SCH) manages a growing portfolio of over 6.2 million square feet of commercial properties, including 4.6 million square feet of self storage facilities, with a combined market value of over $674 million. SCH is the sponsor of the first and only public, non-traded REIT focused on self storage, Strategic Storage Trust, Inc. (SSTI). SSTI is actively seeking new acquisitions nationwide. For more information, call 949-429-6600 or visit the SCH self storage rental website at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer to sell nor a solicitation to purchase securities.